Exhibit 2.5

ASSET PURCHASE AND SALE AGREEMENT

between

Plantation Operating, LLC
as "Seller"

and

EV Properties, L.P.
as "Buyer"

Dated as of July 17, 2007

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-ii-

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ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT dated July 17, 2007, is made by and between Plantation Operating, LLC, a Delaware limited liability company ("Seller"), and EV Properties, L.P., a Delaware limited partnership ("Buyer").

RECITALS:

A. Seller desires to sell, assign and convey to Buyer, and Buyer desires to purchase and accept from Seller, certain oil and gas properties and related assets located in the counties of Lea and Eddy, State of New Mexico, and the counties of Gaines and Winkler, State of Texas.

B. Seller and Buyer deem it in their mutual best interests to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, Seller and Buyer do hereby agree as follows:

AGREEMENT:

ARTICLE I
Properties To Be Sold and Purchased

Section 1.1. Assets Included.  Subject to Section 1.2, Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

(a) All right, title and interest of Seller in and to the Leases described on Exhibit I attached hereto and made a part hereof for all purposes (and any ratifications and/or amendments to such Leases, whether or not such ratifications or amendments are described on such Exhibit I;

(b) Without limitation of the foregoing but subject to Section 1.2, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to the oil, gas and other minerals in and under or that may be produced from the lands described in Exhibit I hereto or described in any of the Leases described on such Exhibit I (including interests in Leases, overriding royalties, production payments and net profits interests in such lands or such Leases, and fee mineral interests, fee royalty interests and other interests in so far as they cover such lands), even though Seller's interest therein may be incorrectly described in, or omitted from, such Exhibit I;

(c) All rights, titles and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas or mineral unitization, pooling, or communitization agreements, declarations and/or orders and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to the properties described in paragraphs (a) and (b) above;

(d) All rights, titles and interests of Seller in and to all presently existing and valid production sales (and sales related) contracts, operating agreements, and other agreements and contracts which relate to any of the properties described in paragraphs (a), (b) and (c) above, or which relate to the exploration, development, operation, or maintenance thereof or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto);

(e) All rights, titles and interests of Seller in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment), and all easements, rights-of-way, surface leases and other surface rights, all Permits and licenses, and all other appurtenances being used or held for use in connection with, or otherwise related to, the exploration, development, operation or maintenance of any of the properties described in paragraphs (a), (b) and (c) above, or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto);

(f) All of Seller's lease files, abstracts and title opinions, production records, well files, accounting records (but not including general financial and accounting records attributable to Seller or Seller's business), seismic records and surveys, gravity maps, electric logs, geological or geophysical data and records, and other files, documents and records of every kind and description which relate to the properties described above; and

(g) All of Seller's rights, title and interests in its office building and premises located in Jal, New Mexico, as more particularly described in Exhibit II attached hereto and made a part hereof for all purposes, and all furniture, fixtures and equipment located thereat, including computers, telephone equipment and other similar items of tangible personal property.

As used herein: (i) "Oil and Gas Properties" means the properties and interests described in paragraphs (a), (b) and (c) above, save and except for any such properties or assets that are Excluded Assets; and (ii) "Properties" means the Oil and Gas Properties plus the properties and interests described in paragraphs (d), (e), (f) and (g) above, save and except for any such properties or assets that are Excluded Assets.

Section 1.2. Assets Excluded.  Notwithstanding anything herein contained to the contrary, the Properties do not include, and there is hereby excepted and reserved unto Seller all other assets, properties, and business of Seller, including the following:

(a) Any accounts receivable or accounts payable accruing before the Effective Date;

(b) All of Seller's right, title, and interest in any oil, gas, or mineral Leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests in oil, gas, and other minerals not expressly included in the definition of Oil and Gas Properties and all oil, gas or other hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date, all proceeds attributable thereto, and all Hydrocarbons that, at the Effective Date, are owned by Seller and are in storage or within processing plants;

(c) Any refund of costs, Taxes or expenses borne by Seller or Seller's predecessors in title attributable to periods prior to the Effective Date;

(d) Any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from the Properties, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Date;

(e) Any and all proceeds from settlements with regard to reclassification of oil or gas produced from the Properties, insofar as said proceeds are attributable to periods of time prior to the Effective Date;

(f) All contracts of insurance or indemnity and all production related bonds;

(g) All claims (including insurance claims) and causes of action of Seller against one or more third parties arising from acts, omission or events occurring prior to the Effective Date and all claims under any joint interest audit attributable to any period prior to the Effective Date;

(h) All limited liability company, financial, tax and legal (other than title) books and records of Seller;

(i) Any geological, geophysical or seismic data, materials or information, including maps, interpretations records or other technical information related to or based upon any such data, materials or information, and any other asset, data, materials or information, the transfer of which is restricted or prohibited under the terms of any third party license, confidentiality agreement or other agreement or the transfer of which would require the payment of a fee or other consideration to any third party; provided, however, that if any such data, materials or information is transferable upon payment of a fee or other consideration, and if Buyer has paid such fee or other consideration prior to the Closing Date, then such data, materials or information shall be transferred to Buyer;

(j) All leases for office premises in The Woodlands, Texas, used by Seller, and all furniture, fixtures and equipment located thereat, including computers, telephone equipment and other similar items of tangible personal property;

(k) All of Seller's accounting or other administrative systems, computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(l) All documents and instruments of Seller that may be protected by an attorney-client privilege (exclusive of title opinions in respect of the Oil and Gas Properties and all documents and instruments related to any matters constituting Assumed Obligations);

(m) All of the other properties, interests and assets described on Exhibit 1.2, together with any rights, liabilities, or obligations associated with such assets;

(n) The Existing Hedges and any gains or losses attributable thereto;

(o) Any other right or interest in and to the Properties to the extent attributable to the period prior to the Effective Date; and

(p) All (i) correspondence or other documents or instruments of Seller relating to the transactions contemplated hereby, (ii) lists of other prospective purchasers of Seller or the Properties compiled by Seller, (iii) bids submitted to Seller by other prospective purchasers of Seller or the Properties, (iv) analyses by Seller or any Affiliates thereof submitted by other prospective purchasers of Seller or the Properties, and (v) correspondence between or among Seller or its Affiliates or their respective representatives with respect to, or with, any other prospective purchasers of Seller or the Properties.

The properties and interests specified in the foregoing paragraphs (a) through (p) of this Section 1.2 are herein collectively called the "Excluded Assets". It is understood that certain of the Excluded Assets may not be embraced by the term "Properties". The fact that certain assets have been expressly excluded in not intended to suggest that had they not been excluded they would have constituted Properties and may not be used to interpret the meaning of any word or phrase used in describing the Properties.

ARTICLE II
Purchase Price

Section 2.1. Purchase Price. In consideration of the sale of the Properties by Seller to Buyer, Buyer shall pay to Seller cash in the amount of One Hundred Sixty Million Dollars ($160,000,000) (the "Purchase Price"). The Purchase Price, as adjusted pursuant to this Article II and the other applicable provisions hereof, is herein called the "Adjusted Purchase Price".

Section 2.2. Accounting Adjustments.

(a) Subject to Section 2.2(b), appropriate adjustments shall be made between Buyer and Seller so that:

(i) all expenses (including all drilling costs, all capital expenditures, and all overhead charges under applicable operating agreements, and all other overhead charges actually charged by third parties) for work done in the operation of the Properties after the Effective Date will be borne by Buyer, and all proceeds (net of applicable production, severance, and similar Taxes) from the sale of oil, gas or other minerals produced from the Oil and Gas Properties after the Effective Date will be received by Buyer, and

(ii) all expenses for work done in the operation of the Properties before the Effective Date will be borne by Seller and all proceeds (net of applicable production, severance, and similar Taxes) from the sale of oil, gas or other minerals produced therefrom before the Effective Date will be received by Seller.

(b) It is agreed that, in making the adjustments contemplated by Section 2.2(a):

(i) oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used to store oil produced from the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date,

(ii) ad valorem Taxes assessed with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date), and

(iii) no consideration shall be given to the local, state or federal income tax liabilities of any party.

Section 2.3. Closing and Post-Closing Accounting Settlements.

(a) No later than five Business Days prior to the Closing Date, Seller shall prepare and submit to Buyer a settlement statement setting forth, in reasonable detail, Seller’s good faith computation of the adjustments provided for in Section 2.2 (which computation shall be based on actual amounts (rather than estimated amounts) in Seller's possession. No later than three business days prior to the Closing Date, the parties shall determine, based upon the best information reasonably available to them, the amount of the adjustments provided for in Section 2.2. If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, Buyer shall receive a credit, for the amount of such excess, against the Purchase Price to be paid at Closing, and, if the converse is true, Buyer shall pay to Seller, at Closing (in addition to amounts otherwise then owed), the amount of such excess.

(b) After the Closing, Seller shall review the computation of the adjustments provided for in Section 2.2 which was made at Closing and shall submit an updated settlement statement to Buyer within 90 days after the Closing Date. Seller and Buyer shall thereafter meet at a mutually agreeable time (but no later than 120 days after the Closing Date) to (i) review the updated settlement statement submitted by Seller, (ii) determine in good faith whether any additional revisions are necessary and (iii) make any adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller. Following such additional adjustments, no further adjustments to the Purchase Price shall be made under this Section 2.3.

(c) If a dispute arises under Section 2.3(b) with respect to any additional adjustments (an "Accounting Dispute") that the parties have been unable to resolve, then, at the written request of either Seller or Buyer (the "Request Date"), each of Seller and Buyer shall nominate and commit one of its senior officers to meet at a mutually agreed time and place not later than ten days after the Request Date to attempt to resolve same. If such senior officers have been unable to resolve such Accounting Dispute within a period of 30 days after the Request Date, any party shall have the right, by written notice to the other specifying in reasonable detail the basis for the Accounting Dispute, to resolve the Accounting Dispute by submission thereof to Price Waterhouse Coopers or, if Price Waterhouse Coopers declines to accept the engagement contemplated hereby, a independent public accounting firm mutually agreeable to the Parties, (Price Waterhouse Coopers or such other agreed upon firm, the "Accounting Referee"). The scope of the Accounting Referee's engagement shall be limited to the resolution of the items described in the notice of the Accounting Dispute given in accordance with the foregoing and the corresponding calculation of the adjustments pursuant to Section 2.2. The Accounting Referee shall be instructed by the parties to resolve the Accounting Dispute as soon as reasonably practicable in light of the circumstances but in no event in excess of 15 days following the submission of the Accounting Dispute to the Accounting Referee. The decision and award of the Accounting Referee shall be binding upon the parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court. The fees and expenses of the Accounting Referee shall be borne equally by Seller and Buyer.

Section 2.4. Payment of Adjusted Purchase Price.   The Adjusted Purchase Price shall be paid to Seller as follows:

(a) Contemporaneously with the execution and delivery of this Agreement, Buyer shall tender to the Joint Account cash equal to ten percent (10%) of the Purchase Price (Sixteen Million Dollars ($16,000,000)) as a deposit (such amount, together with all interest earned thereon, the "Deposit"). The Deposit shall (i) be distributed to Seller and applied against the Adjusted Purchase Price owing by Buyer at the Closing pursuant to Section 2.4(b), (ii) distributed to Seller pursuant to Section 10.2 or (iii) returned to Buyer pursuant to Section 10.2, as applicable.

(b) At the Closing, Buyer shall pay to Seller cash equal to the Adjusted Purchase Price less the Deposit.

(c) All cash payments by Buyer pursuant to this Section 2.4 shall be made in immediately available funds by confirmed wire transfer to a bank account or accounts designated by Seller or the Joint Account Holder, as applicable.

(d) For federal income tax purposes, Buyer shall report the interest earned on the Deposit if it is applied against the Adjusted Purchase Price or returned to Buyer, and Seller shall report such interest if it is distributed to Seller pursuant to Section 10.2.

Section 2.5. Allocation of Purchase Price.  On or before the Closing Date, the Buyer and Seller shall agree in writing as to the allocation of the Adjusted Purchase Price (plus any fixed liabilities assumed by the Seller or to which the Properties are subject) among the Properties under the methodology required by Section 1060 of the Code. The Buyer and Seller shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with such allocation. If, contrary to the intent of the parties hereto as expressed in this Section 2.5, any taxing authority makes or proposes an allocation different from the allocation determined under this Section 2.5, Buyer and Seller shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation), provided, however, that, after consultation with the party adversely affected by such allocation (or proposed allocation), the other party hereto may file such protective claims or Tax Returns as may be reasonably required to protect its interests.

ARTICLE III
THE CLOSING

The closing of the transactions contemplated hereby (the "Closing") shall take place (i) at the offices of Thompson & Knight LLP, Houston, Texas, at 10:00 a.m. (local Houston, Texas time) on September 4, 2007, or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the "Closing Date". All Closing transactions shall be deemed to have occurred simultaneously.

ARTICLE IV
Representations and Warranties of Seller

Except as provided in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

Section 4.1. Organization and Existence.  Seller is a limited liability company duly formed and validly existing under the laws of the State of Delaware.

Section 4.2. Power and Authority.  Seller has all requisite limited liability company power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Seller.

Section 4.3. Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.4. Non-Contravention.  Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, neither the execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (a) conflict with or result in a violation of Seller's Governing Documents, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of its properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the properties of Seller, or (d) violate any Applicable Law binding upon Seller.

Section 4.5. Approvals.  Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties and except for approvals required to be obtained from governmental entities who are lessors under leases forming a part of the Oil and Gas Properties (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing, to Seller's Knowledge, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement, each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

Section 4.6. Pending Litigation.  Except as listed on Section 4.6 of the Seller Disclosure Schedule, there are no Proceedings pending or, to Seller's Knowledge, threatened, against or affecting Seller or the Properties (including any actions challenging or pertaining to Seller's title to any of the Properties), or affecting the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.

Section 4.7. Contracts.

(a) The Leases, Seller's interests in which comprise parts of the Oil and Gas Properties, and all other material contracts and agreements, licenses, Permits and easements, rights-of-way and other rights-of-surface use comprising any part of or otherwise relating to the Properties (such Leases and such material contracts, agreements, licenses, Permits, easements, rights-of-way and other rights-of-surface use being herein called the "Basic Documents"), are, in all material respects, in full force and effect and constitute valid and binding obligations of the parties thereto. Seller is not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under the Basic Documents, and no breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists. All payments (including all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing under Basic Documents have been and are being made (timely, and before the same became delinquent) by Seller by such third parties).

(b) Section 4.7 of the Seller Disclosure Schedule is a list of all material contracts and agreements to which any of the Oil and Gas Properties are bound (other than the Existing Hedges), including (i) joint operating agreements, (ii) agreements with any Affiliate of Seller, (iii) any Production Sales Contracts, (iv) any agreement of Seller to sell, lease, farmout or otherwise dispose of any of its interests in the Oil and Gas Properties other than conventional rights of reassignment, (v) gas balancing agreements, (vi) exploration agreements, (vii) pooling, unitization or communitization agreement, (viii) area of mutual interest agreements, and (ix) agreements containing seismic licenses, Permits and other rights to geological or geophysical data and information directly or indirectly relating to the Oil and Gas Properties.

Section 4.8. Commitments, Abandonments or Proposals.  Seller (i) has incurred no expenses, and has made no commitments to make expenditures in connection with the ownership or operation of the Properties after the Effective Date, other than routine expenses incurred in the normal operation of existing wells on the Oil and Gas Properties in accordance with generally accepted practices in the oil and gas industry, and (ii) has not abandoned any wells (or removed any material items of equipment, except those replaced by items of materially equal suitability and value) on the Oil and Gas Properties since the Effective Date. No proposals are currently outstanding by Seller or other working interest owners to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations other than normal operation of existing wells on the Oil and Gas Properties, or to abandon any wells, on the Oil and Gas Properties.

Section 4.9. Production Sales Contracts.  There exist no agreements or arrangements for the sale of Hydrocarbons from the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (a) production sales contracts (in this Section, the "Scheduled Production Sales Contracts") disclosed in Section 4.9 of the Seller Disclosure Schedule or (b) agreements or arrangements which are cancelable on 90 days notice or less without penalty or detriment. Seller is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by a Scheduled Production Sales Contract as computed in accordance with the terms of such contract, and is not having deliveries of gas from any Oil and Gas Property subject to a Scheduled Production Sale Contract curtailed substantially below such property's delivery capacity.

Section 4.10. Plugging and Abandonment.  Except for wells listed in Section 4.10 of the Seller Disclosure Schedule, there are no dry holes, or shut in or otherwise inactive wells, located on the Oil and Gas Properties or on lands pooled or unitized therewith, except for wells that have been plugged and abandoned, and except for wells drilled to depths not included within the Oil and Gas Properties or within units in which the Oil and Gas Properties participate which have never been completed in such depths.

Section 4.11. Permits.  Seller has all Permits necessary or appropriate to own and operate the Properties as presently being owned and operated, and such Permits are in full force and effect (and are transferable to Buyer or are subject to being routinely replaced by a license or Permit issued to Buyer as a successor owner of the Properties). Seller has not received written notice of any violations in respect of any Permits, and there are no violations in respect of any Permit and no one has communicated to Seller that there are any violations in respect of any Permit.

Section 4.12. Payment of Expenses.  All expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, and all severance, production, ad valorem and other similar Taxes) relating to the ownership or operation by Seller of the Properties, have been, and are being, paid (timely, and before the same become delinquent) by Seller, except such expenses and Taxes as are disputed in good faith by Seller and for which an adequate accounting reserve has been established by Seller. Seller is not delinquent with respect to its obligations to bear costs and expenses relating to the development and operation of the Oil and Gas Properties.

Section 4.13. Compliance with Laws.  The ownership and operation of the Properties by Seller have been in compliance with all Applicable Laws. Notwithstanding the foregoing, this Section 4.13 does not relate to environmental matters (including compliance with Environmental Laws or matters that would constitute Environmental Defects), it being agreed that such matters are covered by and dealt with in Article VIII exclusively.

Section 4.14. Imbalances; Prepayments.  Section 4.14 of the Seller Disclosure Schedule sets forth all Imbalances as of the date set forth in such Section with respect to the Oil and Gas Properties. Seller is not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected in Exhibit 8.1(c)), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery.

Section 4.15. Intellectual Property.  Seller owns or has valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used by Seller in connection with its ownership and operation of the Properties as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.

Section 4.16. Taxes.

(a) All ad valorem and severance Taxes due and payable for the Properties through the year 2006 have been paid.

(b) With respect to all Taxes related to the Properties, (i) all Tax Returns relating to the Properties required to be filed on or before the date hereof by Seller with respect to any Taxes for any period ending on or before the date hereof have been timely filed with the appropriate Governmental Entity, (ii) such Tax Returns are true and correct in all respects, and (iii) all Taxes reported on such Tax Returns have been paid, except those being contested in good faith.

(c) With respect to all Taxes related to the Properties (i) there are not currently in effect any extension or waiver by Seller of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax related to the Properties and (ii) there are no administrative Proceedings or lawsuits pending against the Properties or Seller with respect to the Properties by any taxing authority.

(d) None of the Properties were bound as of the Effective Date or will be bound at Closing by any tax partnership agreement binding upon Seller.

Section 4.17. Fees and Commissions.  Except for the amounts due to Simmons and Company International and Griffis and Associates, LLC by Seller in respect of the transactions contemplated hereby, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.18. Disclaimer of Warranties.  Other than those expressly set out in this Article IV or in the Assignment, Seller hereby expressly disclaims any and all representations or warranties with respect to the Properties or the transactions contemplated hereby, and Buyer agrees that the Properties are being sold by Seller "where is" and "as is", with all faults. Specifically as a part of (but not in limitation of) the foregoing, Buyer acknowledges that Seller has not made, and Seller hereby expressly disclaims, any representation or warranty (express, implied, under common law, by statute or otherwise) as to the title or condition of the Properties (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS). OTHER THAN THOSE EXPRESSLY SET OUT IN THIS ARTICLE IV, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO (I) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER, OR ATTRIBUTABLE TO THE PROPERTIES, (II) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, INCLUDING MATTERS RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS MATERIALS, SOLID WASTES, ASBESTOS OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM"), OR (III) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE PROPERTIES OR ANY VALUE THEREOF. SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY, OR IMPLIED, AS TO (A) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE PROPERTIES OR OTHERWISE CONSTITUTING A PORTION OF THE PROPERTIES; (B) THE PRESENCE, QUALITY, AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES; (C) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (D) IMBALANCE OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS, (E) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTIES, (F) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, (G) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, AND (H) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE PROPERTIES. ANY DATA, INFORMATION, OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER'S RELIANCE ON OR USE OF THE SAME IS AT BUYER'S SOLE RISK.

ARTICLE V
Representations and Warranties of Buyer

Section 5.1. Organization and Existence.  Buyer is a limited partnership duly organized, legally existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in each of the states in which Oil and Gas Properties are located where the laws of such state would require a limited partnership owning the Oil and Gas Properties located in such state to so qualify. Buyer is also qualified to own and operate oil and gas properties with all applicable governmental agencies having jurisdiction over the Properties, to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the transactions contemplated hereby.

Section 5.2. Power and Authority.  Buyer has full limited partnership power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership action of Buyer.

Section 5.3. Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 5.4. Non-Contravention.  The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of Buyer's Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, (iii) result in the creation or imposition of any lien or other encumbrance upon the properties of Buyer, or (iv) violate any Applicable Law binding upon Buyer.

Section 5.5. Approvals.  Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

Section 5.6. Pending Litigation.  There are no Proceedings pending or, to Buyer's Knowledge, threatened against or affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

Section 5.7. Knowledgeable Purchaser.  Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase. Buyer is an "accredited investor," as defined in Regulation D promulgated pursuant to the Securities Act, and is acquiring the Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws. Buyer has had access to the Properties, the officers and consultants of Seller, and the books, records, and files of Seller relating to the Properties. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied on its own independent due diligence investigation of the Properties and has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the Properties and the value thereof.

Section 5.8. Funds. Buyer has, and at the Closing will have, sufficient cash and other sources of immediately available funds, as are necessary in order to pay the Adjusted Purchase Price to Seller at the Closing and otherwise consummate the transactions contemplated hereby.

Section 5.9. Fees and Commissions.  No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE VI
Certain Covenants of Seller Pending Closing

Section 6.1. Access to Files.  Subject to the terms of the Confidentiality Agreement and Article IX, from the date hereof until Closing, Seller will give Buyer, and its attorneys, accountants, and other authorized representatives, access at all reasonable times to the Properties and to any contract files, lease or other title files, production files, well files and other files of Seller pertaining to the ownership or operation of the Properties, and Seller will use its Reasonable Best Efforts to arrange for Buyer, and its attorneys, accountants, and other representatives, to have access to any such files in the office of Seller and to assist Buyer in obtaining the financial data necessary to prepare its required filings with the SEC.

Section 6.2. Conduct of Operations. From the date hereof until Closing, Seller will (i) continue the routine operation of the Properties in the ordinary course of business; and (ii) operate the Properties in compliance with all Applicable Laws and Environmental Laws and in compliance with all Basic Documents. Without expanding any obligations that Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer which respect to operation of a Property greater than that which it might have as the operator to a non-operator under the standard of care (including any exculpatory clauses) contained in the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement)

Section 6.3. Restrictions on Certain Actions.  From the date hereof until Closing, except as set forth in Seller's development plan attached as Section 6.3 of the Seller Disclosure Schedule, Seller will not, without Buyer's prior consent in connection with the Properties:

(a) expend any funds, or make any commitments to expend funds (including entering into new agreements which would obligate Seller to expend funds), or otherwise incur any other obligations or liabilities, other than to pay expenses or to incur liabilities in connection with routine operation of the Properties after the Effective Date and except in the event of an emergency requiring immediate action to protect life or preserve the Properties;

(b) except where necessary to prevent the termination of a Lease or other material agreement governing Seller's interest in the Properties, propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing wells, or propose the conducting of any other operations which require consent under the applicable operating agreement, or propose the conducting of any other operations other than the normal operation of the existing wells on the Oil and Gas Properties, or propose the abandonment of any wells on the Oil and Gas Properties (and Seller agrees that it will advise Buyer of any such proposals made by third parties and will respond to each such proposal made by a third party in the manner requested by Buyer);

(c) sell, transfer or abandon any portion of the Properties other than items of materials, supplies, machinery, equipment, improvements or other personal property or fixtures forming a part of the Properties (and then only if the same is replaced with an item of substantially equal suitability, free of liens and security interests, which replacement item will then, for the purposes of this Agreement, become part of the Properties); or

(d) release (or permit to terminate), or modify or reduce its rights under, any oil, gas or mineral lease forming a part of the Oil and Gas Properties, or any other Basic Document, or enter into any new agreements which would be Basic Documents, or modify any existing production sales contracts or enter into any new production sales contracts, except contracts terminable by Seller with notice of 60 days or less.

Section 6.4. Payment of Expenses.  Seller will cause all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties and all severance, production, and similar Taxes) relating to the ownership or operation of the Properties prior to the date of Closing to be promptly paid and discharged, except for expenses disputed in good faith.

Section 6.5. Preferential Rights and Third Party Consents.  Seller will request, from the appropriate parties (and in accordance with the documents creating such rights or requirements), waivers of the preferential rights to purchase, or requirements that consent to assignment be obtained, which are identified in Section 6.5 of the Seller Disclosure Schedule. Seller shall have no obligation hereunder other than to so request such waivers (i.e., Seller shall have no obligation to assure that such waivers are obtained), and if all such waivers (or any other waivers of preferential rights to purchase or requirements that consent be obtained to assignment, even if the same are not listed on such Section 6.5) are not obtained, Buyer may treat any waiver which is not obtained as a matter which causes Seller's title to not be sufficient to meet the standards set forth in Article VIII (exclusive of the requirements that a Title Defect must have a Title Defect Amount attributable thereto in excess of $15,000 and that the aggregate of the Title Defect Amounts exceeds one percent of the Purchase Price); provided, however, that if the unobtained waiver is a waiver of a preferential right to purchase, and if both Buyer and Seller agree to this treatment of such matter (and agree upon an appropriate allocation of the Purchase Price), Seller will tender (at the agreed allocated portion of the Purchase Price) the required interest in the Property affected by such unwaived preferential right to purchase to the holder, or holders, of such right who have elected not to waive such preferential right to purchase, and if, and to the extent that, such preferential right to purchase is exercised by such party or parties, such interest in such Property will be excluded from the transaction contemplated hereby and the Purchase Price will be reduced by the amount paid, or to be paid, by the party exercising such preferential right to purchase (and Seller shall collect such amount from such purchaser).

ARTICLE VII
ADDITIONAL PRE-CLOSING AND POST-CLOSING AGREEMENTS OF BOTH PARTIES

Section 7.1. Reasonable Best Efforts.  Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby; (ii) Reasonable Best Efforts to obtain any such consents approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations; (iii) Reasonable Best Efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) Reasonable Best Efforts to defend, and cooperation in defending, all Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

Section 7.2. Notice of Litigation.  Until the Closing, (i) Buyer, upon learning of the same, shall promptly notify Seller of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby and (ii)  Seller, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against Seller which affects this Agreement or the transactions contemplated hereby.

Section 7.3. Notification of Certain Matters.  Until the Closing, Seller shall give prompt notice to Buyer of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which, to Seller's Knowledge, would be likely to cause any representation or warranty made by Seller in Article IV to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Seller to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Seller hereunder prior to Closing. Until the Closing, Buyer shall give prompt notice to Seller of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which, to Buyer's Knowledge, would be likely to cause any representation or warranty contained in Article V to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder prior to Closing. The delivery of any notice pursuant to this Section 7.3 shall not be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Article IX, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.4. Fees and Expenses.

(a) Except as otherwise provided herein, (i) all fee and expenses incurred in connection with this Agreement by Seller will be borne by and paid by Seller and (ii) all fees and expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer.

(b) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the Assignment and other instruments required to convey title to the Properties to Buyer shall be borne by Buyer. Buyer shall assume responsibility for, and shall bear and pay, all state sales and use Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions contemplated by this Agreement.

Section 7.5. Public Announcements.  Except as may be required by Applicable Law, neither Buyer, on the one hand, nor Seller, on the other hand, shall issue any press release or otherwise make any statement to the public generally with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld and which consent, if given verbally, shall be confirmed in writing within one Business Day thereafter). Any such press release or statement required by Applicable Law shall only be made after reasonable notice to the other parties.

Section 7.6. Casualty Loss Prior to Closing.  Seller shall use its Reasonable Best Efforts to cause Buyer to be named as an additional insured during the period between the Effective Date and the Closing Date on all of its liability insurance policies covering the Properties. In the event of damage by fire or other casualty to the Properties after the Effective Date and prior to the Closing, then this Agreement shall remain in full force and effect, and (unless Buyer and Seller shall otherwise agree) in such event:

(a) as to each such Property so damaged which is an Oil and Gas Property, then, at Buyer's election, either (i) such Property shall be treated as if it had an asserted Title Defect associated with it and the procedure provided for in Article VIII shall be applicable thereto, or (ii) the Purchase Price will not be adjusted, and if Seller should be entitled to make any claims under any insurance policy with respect to such damage, Seller shall, at Seller's election, either collect (and when collected pay over to Buyer), or assign to Buyer, such claims, and

(b) as to each such Property which is other than an Oil and Gas Property, Seller shall, at Seller's election, either collect (and when collected pay over to Buyer), or assign to Buyer, any and all insurance claims relating to such loss, and Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price.

Section 7.7. Governmental Bonds.  At or prior to Closing, Buyer shall deliver to Seller evidence that Buyer has completed all action necessary to permit Buyer to post bonds or other security immediately following the Closing with all applicable Governmental Entities meeting the requirements of such Governmental Entities to own, and where appropriate, operate, the Properties.

Section 7.8. Assumed Obligations.  At Closing, Buyer shall assume and agree to pay, perform and discharge the Assumed Obligations.

Section 7.9. Operational Transition.  For a reasonable period of time after Closing, Buyer and Seller shall cooperate with respect to transition activities as to Properties where Buyer succeeds Seller as operator. Seller agrees to use its Reasonable Best Efforts to cause Buyer to be named successor operator of any Property where other parties own interests in the wells located thereon; HOWEVER, IT IS RECOGNIZED THAT NO ASSURANCE CAN BE GIVEN BY SELLER THAT BUYER SHALL SUCCEED SELLER AS OPERATOR OF ANY SUCH PROPERTY.

Section 7.10. Books and Records.  At or promptly after Closing, but in no event later than 5 Business Days after the Closing, Seller will deliver to Buyer in electronic and hard copy format all relating books and records that are a part of the Properties to a location designated by Buyer. Buyer will promptly reimburse Seller for all reasonable costs of shipping or transporting such books and records. Seller (or its Affiliates) shall have the right to have reasonable access during Buyer's reasonable and customary business hours to inspect and copy (at Seller's or such Affiliate's expense) the books and records so delivered under this Section 7.9 for the six-year period commencing on the Closing Date.

Section 7.11. Suspended Funds.  On or prior to Closing, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the wells which are currently held in suspense by Seller (the "Suspended Proceeds"). With respect to those Properties for which Buyer will become successor operator on the Closing Date, Seller shall transfer to Buyer all Suspended Proceeds attributable thereto at Closing. With respect to those Properties for which Buyer becomes successor operator after the Closing Date, Seller shall transfer to Buyer all Suspended Proceeds attributable thereto on the succession date or as soon as reasonably practicable after such date. Upon receipt of Suspended Proceeds pursuant to this Section 7.11, Buyer shall be responsible for proper distribution of such Suspended Proceeds to the parties lawfully entitled to them to the extent and only to the extent of such Suspended Proceeds.

Section 7.12. Letters-in-Lieu.  Either at or after Closing (provided Buyer has given five Business Days advance request for same) Seller shall execute and deliver letters in lieu of transfer orders (or similar documentation) in form reasonably acceptable to Buyer and Seller.

Section 7.13. Logos and Names.  As soon as practicable after the Closing, Buyer will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Properties.

Section 7.14. Hedges.

(a) Seller will (i) cause the termination of the Existing Hedges at or prior to Closing and pay (at Seller's sole cost and expense) all amounts owed by Seller under the Existing Hedge and (B) cause to be delivered at Closing executed releases by the counterparty to the Existing Hedge (in a form satisfactory to the counterparty and reasonably satisfactory to Buyer) of all Liens existing on collateral pledged by Seller as security under the Existing Hedges.

(b) Subject to the provisions of this Section 7.14(b), Seller covenants and agrees that, upon written request from Buyer during the period commencing the date hereof and expiring five Business Days prior to the Closing Date (the "Buyer Hedge Period"), Seller will enter into one or more Hedges on terms and with counterparties determined by Buyer with respect to a percentage of Seller's forecast production from proved producing oil and gas reserves attributable to the Properties as determined by Buyer. In connection with the foregoing, Buyer will give reasonable advance notice to Seller of any Hedge request made under this Section 7.14(b) during the Buyer Hedge Period, and the parties agree to cooperate and act in good faith in documenting and effecting such Hedge. Buyer agrees to pay promptly all fees, costs and expenses incurred by Seller or its Affiliates in performing its obligations under this Section 7.14(b). Further, Buyer agrees to indemnify and hold harmless Seller, its Affiliates, and its and their respective officers, partners, employees and agents from and against any claims, losses, damages, suits, proceedings, fees, costs and expenses (including attorneys', consultants' and experts' fees and expenses) incurred by Seller in connection with any Hedge effected pursuant to this Section 7.14(b), including the costs of terminating such Hedge in the event that the transactions contemplated by this Agreement are not consummated for any reason.

Section 7.15. Further Assurances.  From time to time following the Closing, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

ARTICLE VIII
Due Diligence Examination

Section 8.1. Title Due Diligence Examination.

(a) From the date of this Agreement until 5:00 p.m. (local time in Houston, Texas) five Business Days prior to the Closing Date (the "Examination Period"), Seller shall afford to Buyer and its authorized representatives reasonable access during normal business hours to the office, personnel and books and records of Seller in order for Buyer to conduct a title examination as it may in its sole discretion choose to conduct with respect to the Oil and Gas Properties in order to determine whether Title Defects (as defined below) exist ("Buyer's Title Review"). Such books and records shall include all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical and engineering records, in each case insofar as same may now be in existence and in the possession of Seller, excluding, however, any information that Seller is prohibited from disclosing by bona fide, third party confidentiality restrictions; provided, that if requested by Buyer, Seller shall use its Reasonable Best Efforts to obtain a waiver of any such restrictions in favor of Buyer. The cost and expense of Buyer's Title Review, if any, shall be borne solely by Buyer.

(b) If Buyer discovers any Title Defect affecting any of the Oil and Gas Properties, Buyer shall notify Seller prior to the expiration of the Examination Period of such alleged Title Defect. To be effective, such notice ("Title Defect Notice") must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Oil and Gas Property affected by such Title Defect, and (v) include the value of such Title Defect as determined by Buyer in good faith. Any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes. Upon the receipt of such effective Title Defect Notice from Buyer, Seller shall have the option, in addition to the remedies set forth in Section 8.1(c) (the "Remedies for Title Defects"), but not the obligation, to attempt to cure such Title Defect at any time prior to the Closing. The Oil and Gas Property affected by such uncured Title Defect shall be a "Title Defect Property".

(c) With respect to each Title Defect that is not cured on or before the Closing, the Purchase Price shall be reduced, subject to this Article VIII, by the Title Defect Amount with respect to such Title Defect Property. The "Title Defect Amount" shall mean, with respect to a Title Defect Property, the amount by which such Title Defect Property is impaired as a result of the existence of one or more Title Defects, which amount shall be determined as follows:

(i) The Title Defect Amount with respect to a Title Defect Property shall be determined by taking into consideration the "Allocated Value" (as set forth in Exhibit 8.1(c) attached hereto) of the Oil and Gas Property subject to such Title Defect, the portion of the Oil and Gas Property subject to such Title Defect, and the legal effect of such Title Defect on the Oil and Gas Property affected thereby; provided, however, that: (A) if such Title Defect is in the nature of Seller's Net Revenue Interest in an Oil and Gas Property being less than the Net Revenue Interest set forth in Exhibit 8.1(c) hereto and the Working Interest remains the same, then the Title Defect Amount shall equal the Allocated Value for the relevant Oil and Gas Property multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect or (B) if such Title Defect is in the nature of a Lien, then the Title Defect Amount shall equal the amount required to fully discharge such Lien; and

(ii) If the Title Defect results from any matter not described in Section 8.1(c)(i), the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Allocated Value of the Title Defect Property).

(d) As used in this Section 8.1:

(i) "Defensible Title" means, as of the date of this Agreement and the Closing Date (and the period in between), with respect to the Oil and Gas Properties, such record title and ownership by Seller that:

(A) entitles Seller to receive and retain, without reduction, suspension or termination, not less than the percentage set forth in Exhibit 8.1(c) as Seller's Net Revenue Interest of all Hydrocarbons produced, saved and marketed from each Lease comprising such Oil and Gas Property as set forth in Exhibit 8.1(c), through plugging, abandonment and salvage of all wells comprising or included in such Oil and Gas Property, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 6.3;

(B) obligates Seller to bear not greater than the percentage set forth in Exhibit 8.1(c) as Seller's Working Interest of the costs and expenses relating to the maintenance, development and operation of each Lease comprising such Oil and Gas Property, through plugging, abandonment and salvage of all wells comprising or included in such Oil and Gas Property, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 6.3;

(C) is free and clear of all Liens, except Permitted Encumbrances;

(D) reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement, or any prior sale, assignment or the transfer of such Oil and Gas Property, have been obtained and complied with to the extent the failure to obtain or comply with the same could render this transaction or any such sale, assignment or transfer (or any right or interest affected thereby) void or voidable or could result in Buyer or Seller incurring any liability.

(ii) "Permitted Encumbrances" shall mean (A) Liens for Taxes which are not yet delinquent or which are being contested in good faith and for which adequate reserves have been established; (B) normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which Seller is not in default; (C) mechanic's and materialman's Liens relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which Seller is not in default; (D) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not decrease the Net Revenue Interest, increase the Working Interest (without a proportionate increase in the Net Revenue Interest) or materially affect the value of any property encumbered thereby; (E) all approvals required to be obtained from Governmental Entities that are lessors under Leases forming a part of the Oil and Gas Properties (or who administer such Leases on behalf of such lessors) which are customarily obtained post-closing; (F) preferential rights to purchase and consent to transfer requirements of any Person (to the extent same have been complied with in connection with the prior sale, assignment or the transfer of such Oil and Gas Property and are not triggered by the consummation of the transactions contemplated herein); (G) Liens under the Senior Credit Facility (provided such Liens are released at Closing); (H) Liens under the Existing Hedges (provided such Liens are released at Closing); and (I) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights.

(iii) "Title Defect" shall mean any particular defect in or failure of Seller's ownership of any Property: (A) that causes Seller to not have Defensible Title to such Oil and Gas Property, (B) that has attributable thereto a Title Defect Amount in excess of $15,000 and (C) regarding which a Title Defect Notice has been timely and otherwise validly delivered. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Title Defect: (A) defects or irregularities arising out of lack of corporate authorization unless Buyer has a bona fide, independent reason to believe that such lack of corporate authorization will result in a claim against Buyer's title; (B) defects or irregularities that have been cured or remedied by the applicable statutes of limitation or statutes for prescription; (C) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship Proceedings; (D) minor defects or irregularities in title which for a period of five years or more have not delayed or prevented Seller (or Seller's predecessor) from receiving its Net Revenue Interest share of the proceeds of production and have not caused Seller to bear a share of expenses and costs greater than its Working Interest share from each Lease, unit or Well; and (E) defects or irregularities resulting from or related to probate Proceedings or the lack thereof which defects or irregularities have been outstanding for five years or more.

(e) If Seller and Buyer are unable to reach an agreement as to whether a Title Defect exists or, if it does exist, the Title Defect Amount attributable such Title Defect, the provisions of Section 8.3 shall be applicable.

Section 8.2. Environmental Due Diligence Examination.

(a) Buyer shall have the right, or the right to cause an environmental consultant reasonably acceptable to Seller ("Buyer's Environmental Consultant"), to conduct a Phase I environmental assessment of the Properties and to conduct any further Phase I or other non-invasive environmental assessment of the Properties it deems appropriate, to the extent Seller has the authority to grant such right to Buyer. ("Buyer's Environmental Review"). No less than three Business Days prior to the proposed commencement date of Buyer's Environmental Review, Buyer shall furnish Seller with an outline of the proposed scope of such review, including the locations of such activities. The cost and expense of Buyer's Environmental Review, if any, shall be borne solely by Buyer. No Person, other than Buyer's Environmental Consultant and Buyer's employees may conduct Buyer's Environmental Review. Seller shall have the right to have representatives thereof present to observe Buyer's Environmental Review conducted in Seller's offices or on Seller's properties. Buyer agrees to conduct Buyer's Environmental Review in a manner so as not to unduly interfere with the business operations of Seller and in compliance with all Applicable Laws, and Buyer shall exercise due care with respect to Seller's properties and their condition.

(b) Prior to the Closing, unless otherwise required by Applicable Law, Buyer shall (and shall cause Buyer's Environmental Consultant, if applicable, to) treat confidentially any matters revealed by Buyer's Environmental Review and any reports or data generated from such review (the "Environmental Information"), and Buyer shall not (and shall cause Buyer's Environmental Consultant, if applicable, to not) disclose any Environmental Information to any Governmental Entity or other third party without the prior written consent of Seller, unless so required by Applicable Law). Prior to the Closing, unless otherwise required by Applicable Law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer's Environmental Consultant, if applicable, or any third party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice and Seller, at Seller's expense, may file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Upon Seller's written request to Buyer, Buyer shall provide copies of the Environmental Information to Seller without charge.

(c) If Buyer or Buyer's Environmental Consultant, if applicable, discovers any Environmental Defect (as herein defined) prior to the expiration of the Examination Period, Buyer shall notify Seller prior to the expiration of the Examination Period of such alleged Environmental Defect. To be effective, such notice (an "Environmental Defect Notice") must (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in reasonable detail, including (A) the specific Properties affected by or associated with such Environmental Defect, (B) if applicable, a site plan showing the location of all field notes and the field conditions observed, (C) the written conclusion of Buyer's Environmental Consultant, if applicable, that an Environmental Defect is believed to exist, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer's Environmental Review, and (D) if feasible and applicable, a separate, reasonably specific citation of the provisions of the Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iv) describe the procedures recommended to correct, eliminate or pay the Environmental Defect, together with any related recommendations from Buyer's Environmental Consultant, if applicable; and (v) set forth Buyer's good faith estimate of the Environmental Defect Value, including the basis for such estimate. Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for purposes of this Section 8.2. Upon the receipt of such effective notice from Buyer, Seller shall have the option, in addition to the remedy set forth in Section 8.4(c), but not the obligation, to attempt to cure such Environmental Defect at any time prior to the Closing, at the sole cost and expense of Seller. If Seller and Buyer are unable to reach an agreement as to whether an Environmental Defect exists or, if it does exist, the amount of the Environmental Defect Value attributable thereto, the provisions of Section 8.3 shall be applicable.

(d) If any Environmental Defect described in a notice delivered in accordance with Section 8.2 is not cured on or before the Closing, then the Purchase Price shall be reduced, subject to Section 8.4, by the Environmental Defect Value of such Environmental Defect.

(e) As used in this Section 8.2:

(i) "Environmental Defect" shall mean, with respect to any given Property, a violation of Environmental Laws in effect as of the date hereof in the jurisdiction in which such Property is located, an obligation under Environmental Laws to complete immediately or promptly after the Closing any corrective action at the Property, or any Environmental Liability arising from or attributable to any condition, event, circumstance, activity, practice, incident, action, or omission existing or occurring prior to the Closing Date, or the use, release, storage, treatment, transportation, or disposal of Hazardous Materials prior to the Closing Date, (A) regarding which an Environmental Defect Notice has been timely and otherwise validly delivered, (B) that has an Environmental Defect Value attributable thereto in excess of $50,000, and (C) is not otherwise disclosed in the Executive Summary included with that certain report of White Buffalo Environmental Services dated as of December 13, 2005, a copy of which has heretofore been provided by Seller to Buyer.

(ii) "Environmental Defect Value" shall mean, (A) the net present value of the reasonably estimated costs and expenses to correct such Environmental Defect in the most cost effective manner reasonably available, consistent with Environmental Laws, or (B) the net present value of the amount of Environmental Liabilities reasonably believed will be incurred or required to be paid by Seller with respect thereto. The parties recognize that the calculation of an Environmental Defect Value may require the use of assumptions and extrapolations; however, it is acknowledged and agreed that any such assumptions and extrapolations will be consistent with the known factual information and reasonable in nature.

Section 8.3. Disputes Regarding Title Defects or Environmental Defects.If Seller and Buyer are unable to reach an agreement as to whether a Title Defect or an Environmental Defect exists, or if it does exist, the Title Defect Amount or Environmental Defect Value attributable to such Title Defect or Environmental Defect, or disputes relating to Post-Closing Defects pursuant to Section 8.4(c) (a "Defect Dispute"), each party shall have the right to submit a Defect Dispute to an independent expert (the "Independent Expert"), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of Seller and Buyer from among candidates (including lawyers) with experience and expertise in the area that is the subject of such Defect Dispute, and failing such agreement, such Independent Expert for such Defect Dispute shall be selected in accordance with the Commercial Arbitration Rules of the AAA (the "Rules"). Defect Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the Rules. The Independent Expert shall be instructed by the parties to resolve such Defect Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

Section 8.4. Adjustments to Purchase Price for Defects.

(a) Notwithstanding anything to the contrary contained in this Agreement, no adjustment of the Purchase Price shall be made for Title Defects unless the aggregate of the Title Defect Amounts, as determined in accordance with this Agreement, equals or exceeds one percent of the Purchase Price, in which event the Purchase Price shall be adjusted downward by the amount such Title Defect Amounts exceed one percent of the Purchase Price in the aggregate.

(b) Notwithstanding anything to the contrary contained in this Agreement, no adjustment of the Purchase Price shall be made for Environmental Defects unless the aggregate of the Environmental Defect Values, as determined in accordance with this Agreement, equals or exceeds one percent of the Purchase Price, in which event the Purchase Price shall be adjusted downward by the amount such Environmental Defect Values exceed one percent of the Purchase Price in the aggregate.

(c) Notwithstanding anything herein to the contrary, if Seller is unable to cure a Title Defect or an Environmental Defect (a "Post-Closing Defect") on or prior to Closing, Seller shall have the option, by notice in writing to Buyer on or before Closing, to attempt to cure such Post-Closing Defect within the 90-day period commencing the Closing Date (the "Cure Period"). In such event, the transactions contemplated hereby will close as provided herein, but an amount equal to the applicable Title Defect Amount or Environmental Defect Value to which the Post-Closing Defect pertains shall be deducted from the Adjusted Purchase Price otherwise payable at Closing and paid into the Joint Account. The amount deposited into the Joint Account with respect to a Post-Closing Defect will remain therein until released as provided in Section 8.4(d).

(d) Buyer will act in good faith and reasonably cooperate with the Seller after the Closing to cure a Post-Closing Defect (provided, that Buyer shall not be required to expend any monies in connection therewith and Seller shall conduct its curative activities in a manner so as to not unreasonably interfere with Buyer's operations). If Seller and Buyer mutually agree that a Post-Closing Defect has been cured, then within two Business Days after such determination, the amount withheld in the Joint Account with respect thereto (together with any interest earned thereon) shall be released to Seller. If Seller and Buyer mutually agree that a Post-Closing Defect has been partially cured, then Seller and Buyer shall mutually determine the portion of the amount retained in the Joint Account with respect thereto (together with any interest earned thereon) that should be paid to Buyer to compensate it for the uncured portion thereof (together with interest earned thereon), and the remaining portion of such amount shall be released to Seller (together with any interest earned thereon). If Seller and Buyer mutually agree that a Post-Closing Defect has not been cured, then within two Business Days after such determination, the amount withheld in the Joint Account with respect thereto (together with any interest earned thereon) shall be released to Buyer. If, at the end of the Cure Period, Seller has been unable to cure a Post-Closing Defect (and there is no dispute as to whether or not it has been cured), the amount withheld in the Joint Account with respect thereto (together with any interest earned thereon) shall be released to Buyer. If, at the end of the Cure Period, Seller and Buyer are unable to agree whether there has been a satisfactory resolution of a Post-Closing Defect, then such disagreement shall be resolved as provided in Section 8.3.

Section 8.5. Buyer Indemnification.  BUYER HEREBY INDEMNIFIES AND SHALL DEFEND AND HOLD SELLER, AFFILIATES THEREOF, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, SUCCESSORS, AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL OF THE FOLLOWING CLAIMS ARISING FROM BUYER'S INSPECTING AND OBSERVING THE PROPERTIES: (I) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS, AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER, EXCEPT FOR INJURIES OR DEATH CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, AFFILIATES THEREOF OR ITS OR THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, CONSULTANTS, OR REPRESENTATIVES; AND (II) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF SELLER OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF SELLER OR THIRD PARTIES, TO THE EXTENT CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF BUYER. TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

ARTICLE IX
Conditions Precedent to the Obligations of the Parties

Section 9.1. Conditions Precedent to the Obligations of Buyer.  The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

(a) Each of the representations and warranties of Seller contained in Article IV shall be true and correct as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct on and as of the Closing Date, except (i) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (or, to the extent that such representations or warranties are qualified by materiality, in all respects) as of such specified date, (ii) as affected by transactions contemplated or permitted by this Agreement, and (iii) any such inaccuracies or breaches which, individually or in the aggregate, would not reasonably be expected to result in Buyer's Losses in excess of $5,000,000.

(b) Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(c) Seller shall have delivered a certificate executed by the president or chief executive officer of Seller dated the Closing Date, representing and certifying in such detail as Buyer may reasonably request that the conditions set forth in subsections (a) and (b) above have been fulfilled.

(d) No Proceeding (excluding any Proceeding initiated by Buyer or any of its affiliates) shall, on the Closing Date, be pending or threatened before any Governmental Entity seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

(e) Buyer shall have received a release of Liens with respect to the Properties, executed in recordable form by the Senior Lender, and in form and substance agreeable to Buyer.

(f) Buyer shall have received an assignment of the Properties executed and delivered by Seller, which assignment shall be substantially in the form of the instrument attached hereto as Exhibit 9.1(f) in all material respects (the "Assignment").

(g) Buyer shall have received a certificate of non-foreign status in form, date and content reasonably acceptable to Buyer, executed and delivered by Seller pursuant to Section 1445 of the Code and the regulations promulgated thereunder.

(h) Buyer shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Seller or any other party to Buyer prior to or in connection with the Closing.

Section 9.2. Conditions Precedent to the Obligations of Seller.  The obligations of Seller under this Agreement are subject to each of the following conditions being met:

(a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct in all material respects on and as of the Closing Date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b) Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c) No Proceeding (excluding any Proceeding initiated by Seller or any of its affiliates) shall, on the Closing Date, be pending or threatened before any Governmental Entity seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

(d) Seller shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Buyer or any other party to Seller prior to or in connection with the Closing.

(e) Seller shall have received an instrument evidencing the assumption by Buyer of the Assumed Obligations, in form and substance agreeable to Seller.

ARTICLE X
Termination, Amendment and Waiver

Section 10.1. Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a) by mutual written consent of Seller and Buyer; or

(b) by either Seller or Buyer, if:

(i) the Closing shall not have occurred on or before 5:00 p.m., local Houston, Texas time, on October 1, 2007, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

(ii) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

(c) by Buyer or Seller, if the aggregate amount of the Title Defect Amounts and the Environmental Defect Values exceeds fifteen percent of the Purchase Price; or

(d) by Seller, if (i) there shall be a material breach of any representation and warranty of Buyer contained in Article V, or (ii) there shall be a material breach by Buyer of any of its covenants and agreements contained in this Agreement, which breach, in the case of clause (i) or clause (ii), is not capable of being cured or, if it is capable of being cured, has not been cured by the 10th Business Day following written notice to Buyer from the Seller of such breach; or

(e) by Buyer, if (i) there shall be a breach of any representation and warranty of Seller contained in Article IV, other than any such breaches which, individually or in the aggregate, would not reasonably be expected to result in Buyer's Losses in excess of $5,000,000 or (ii) there shall be a material breach by Seller of any of its covenants and agreements contained in this Agreement, which breach, in the case of clause (i) or clause (ii), is not capable of being cured or, if it is capable of being cured, has not been cured by the 10th Business Day following written notice to Seller from Buyer of such breach.

Section 10.2. Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.1 by Seller, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article X, in Sections 7.4, 7.5 and 8.5 and in Articles XII and XIII shall survive the termination hereof. Nothing contained in this Section 10.2 shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement. If this Agreement is terminated by Seller pursuant to (i) Section 10.1(b)(i) (and Buyer is in material breach of this Agreement) or (ii) Section 10.1(d), Seller shall be entitled to the Deposit. If this Agreement is terminated under Section 10.1 for any other reason, the Deposit shall be returned to Buyer.

Section 10.3. Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

Section 10.4. Waiver. Seller, on the one hand, or Buyer, on the other, may: (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto, or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

ARTICLE XI
Survival of Representations, Warranties and Covenants; Indemnification

Section 11.1. Survival.

(a) The representations and warranties of the parties hereto contained in this Agreement shall terminate at Closing except that the representations made by Seller pursuant to Sections 4.1, 4.2, 4.3, 4.4, 4.5, and 4.17, and the representations and warranties made by Buyer shall survive the Closing and shall remain in effect thereafter for the period that an Indemnified Party is entitled to indemnification based on a breach of such representation or warranty contained in this Article XI.

(b) No party hereto shall have any indemnification obligation pursuant to this Article XI or otherwise in respect of any representation, warranty or covenant unless (i) it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty or covenant is being sought and (ii) such notice is received on or before the Survival Date. Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (ii) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim.

Section 11.2. Seller's Indemnification Obligations. Seller shall, on the date of Closing, agree (and, upon delivery to Buyer of the Assignment, shall be deemed to have agreed), subject to the limitations and procedures contained in this Article XI, following the Closing, to indemnify and hold Buyer, its Affiliates and its and their respective successors and permitted assigns and all of their respective stockholders, partners, members, managers, directors, officers, employees, agents and representatives harmless from and against any and all claims, obligations, actions, liabilities, damages or expenses (collectively, "Buyer's Losses"):

(a) resulting from any a breach of the representations made by Seller in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.17 or in any certificate delivered at Closing; or

(b) relating to the Retained Obligations.

Seller's indemnification obligations for Buyer's Losses under this Section 11.2 shall expire on the one-year anniversary of the Closing Date (the "Survival Date"), except as follows:

(i) Buyer's Losses for which a notice is received by Seller as provided in this Agreement prior to such date; and

(ii) Buyer's Losses relating to those items referenced in clauses (i), (ii), and (iii) of the Retained Obligations.

Section 11.3. Buyer's Indemnification Obligations. Buyer shall, on the date of Closing, agree (and, upon delivery to Buyer of the Assignment, shall be deemed to have agreed), subject to the limitations and procedures contained in this Article XI, following the Closing, to indemnify and hold Seller, its Affiliates and its and their respective successors and permitted assigns and all of their respective stockholders, partners, members, managers, directors, officer, employees, agents and representatives harmless from and against any and all claims, obligations, actions, liabilities, damages, costs or expenses, (collectively, "Seller's Losses"):

(a) resulting from any misrepresentation or breach of any warranty, covenant or agreement of Buyer contained in this Agreement or any certificate delivered by Buyer at the Closing; or

(b) relating to the Assumed Obligations;

provided, however, that Buyer's indemnification obligations for Seller's Losses under Section 11.3(a) shall expire on the Survival Date, except for Seller's Losses for which a notice is received by Buyer as provided in this Agreement prior to such date; and further provided, however, provided, that Buyer's indemnification obligations for Seller's Losses under Section 11.3(b) shall not expire but shall remain in effect until such Assumed Obligations are fully satisfied.

Section 11.4. Net Amounts. Any amounts recoverable by any party pursuant to this Article XI with respect to any Buyer's Losses or Seller's Losses, as the case may be, shall be increased by any net tax costs to the Indemnified Party (Taxes incurred with respect to any indemnity payment less tax benefits resulting from the circumstances serving as the basis for such Buyer's Loss or Seller's Loss, as the case may be) and shall be decreased by (i) any net tax benefit to the Indemnified Party (tax benefits less Taxes incurred, as calculated above), and (ii) insurance proceeds or other amounts relating to such Buyer's Loss or Seller's Loss, as the case may be, paid to such Indemnified Party by any Person (other than any Affiliate of such Indemnified Party) not a party to this Agreement.

Section 11.5. Indemnification Proceedings. In the event that any claim or demand for which a party (an "Indemnifying Party"), would be liable to the another party under Section 11.2 or Section 11.3 (an "Indemnified Party") is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article XI, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby. The Indemnifying Party shall have 30 days from receipt of the above notice from the Indemnified Party (in this Section 11.5, the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party. If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

Section 11.6. Indemnification Exclusive Remedy. Indemnification pursuant to the provisions of this Article XI shall be the exclusive remedy of the parties hereto for any misrepresentation or breach of any warranty, covenant or agreement contained in this Agreement or in any closing document executed and delivered pursuant to the provisions hereof or thereof, or any other claim arising out of the transactions contemplated by this Agreement.

Section 11.7. Limited to Actual Damages.  The indemnification obligations of the parties pursuant to this Article XI shall be limited to actual Buyer's Losses or Seller's Losses, as the case may be, and shall not include incidental, consequential, indirect, punitive, or exemplary damages, provided that any incidental, consequential, indirect, punitive, or exemplary damages recovered by a third party (including a Governmental Entity, but excluding any Affiliate of any party) against a party entitled to indemnity pursuant to this Article XI shall be included in the damages recoverable under such indemnity.

Section 11.8. Indemnification Despite Negligence. It is the express intention of the parties hereto that each party to be indemnified pursuant to this Article XI shall be indemnified and held harmless from and against all Buyer's Losses or Seller's Losses, as the case may be, as to which indemnity is provided for under this Article XI, notwithstanding that any such damages arise out of or result from the ordinary, strict, sole, or contributory negligence of such party and regardless of whether any other party (including the other parties to this Agreement) is or is not also negligent; provided, however, nothing herein is intended or shall be construed as requiring indemnification by one part for the gross negligence or willful misconduct of the other party. The parties hereto acknowledge that the foregoing complies with the express negligence rule and is conspicuous.

Section 11.9. Post-Closing Indemnification Support.

(a) Subject to the terms and conditions set forth in Section 11.9(b), Buyer shall cause Five Million Dollars ($5,000,000) of the Adjusted Purchase Price (such amount, together with any interest or proceeds earned thereon, the "Indemnification Support Deposit") to be deposited on the Closing Date in the Joint Account.

(b) The Indemnification Support Deposit will be utilized solely to satisfy any indemnification obligations of Seller as described in Section 11.2 and shall, subject to Section 11.9(c), have a term of one-year commencing on the Closing Date (the "Indemnification Support Term").

(c) If Buyer asserts a claim against the Indemnification Support Deposit under Article XI and Seller does not dispute such claim, Buyer shall be entitled to indemnification by Seller in accordance with Section 11.2, including the right to receive from the Indemnification Support Deposit funds in an amount equal to the amount of Buyer's Losses for which Buyer is entitled under Article XI. If, however, Seller disputes such claim, Buyer shall receive the undisputed portion thereof, if any, but shall not be entitled to receive any such disputed portion thereof from the Indemnification Support Deposit with respect to such claim prior to resolution of such dispute in accordance with this Agreement and, if such dispute extends beyond the expiration of the Indemnification Support Term, the Indemnification Support Term will be automatically extended as provided in subsection (d) below.

(d) Provided the indemnification obligations (including the obligation to pay Buyer's Losses) of Seller to Buyer relating to all claims for indemnification under Article XI notified to Seller hereunder prior to the expiration of the Indemnification Support Term have been satisfied and no dispute then exists as to any claim for indemnification notified by Buyer to Seller hereunder prior to the expiration of the Indemnification Support Term, the remaining Indemnification Support Deposit will be released to Seller on the first Business Day immediately following the expiration of the Indemnification Support Term. To the extent there exists a claim for indemnification that has been notified by Buyer to Seller hereunder, but not satisfied in full in accordance herewith prior to the expiration of the Indemnification Support Term, an amount equal to the maximum possible amount of such claim or claims reasonably believed to be due or likely to be due hereunder by the parties hereto (or, in the event of a dispute between the parties with respect thereto, the higher of the two estimates) will be withheld from such remaining Indemnification Support Deposit and will continue to be held in the Joint Account until such claim or claims have been fully resolved.

(e) Notwithstanding anything else herein to the contrary, in no event shall Sellers' indemnification obligations under (i) Section 11.2(a) and (ii) Section 11.2(b), with respect to the items described in clauses (iii), (iv) and (v) of the Retained Obligations, exceed $5,000,000 in the aggregate .

ARTICLE XII
Miscellaneous Matters

Section 12.1. Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by a recognized prepaid overnight courier service (which provides a receipt), or (iv) sent by facsimile transmission, with receipt acknowledged, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to Seller:

Plantation Operating, LLC
2203 Timberloch, Suite 229
The Woodlands, Texas 77380
Attention: Bill J. Walls and Thomas C. Meneley
Fax No.: (281) 298-2333

With , prior to Closing, a copy to (which shall not constitute notice to Seller):

Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
Attention: Michael K. Pierce and Holly M. Anderson
Fax No.: Pierce — (832) 397-8049 and Anderson — (832) 397-8101

and

EnCap Investments, L.P.
1100 Louisiana Street, Suite 3150
Houston, Texas 77002
Attention: Jason M. DeLorenzo
Fax No: (713) 659-6130

If to Buyer:

EV Properties, L.P.
1001 Fannin, Suite 800
Houston, Texas 77002
Attention: Ms. Kathryn S. McAskie
Fax No.: (713) 659-3556

With, prior to Closing, a copy to (which shall not constitute notice to Buyer):

Haynes and Boone, LLP
1221 McKinney, Suite 2100
Houston, Texas 77010
Attention: Ms. Fabené J. Welch
Fax No.: (713) 236-5578

Such notices, requests, demands, and other communications shall be effective upon receipt.

Section 12.2. State Taxes. Buyer agrees to bear the burden of the New Mexico Gross Receipts Tax and any Transfer Taxes (including related penalty, interest or legal costs) due as a result of the sale of the Properties under this Agreement and shall indemnify and hold Seller and its affiliates, and its and their directors, officers, employees, attorneys, contractors and agents harmless, for any and all such taxes (including related penalty, interest or legal costs). Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for any exemption from such taxes have been met.

Section 12.3. Entire Agreement. This Agreement, the Seller Disclosure Schedule, together with the Exhibits, and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided that any Confidentiality Agreement executed by Buyer and Seller, in connection with the transaction contemplated hereby remains in full force and effect and is not superseded or modified by this Agreement.

Section 12.4. Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

Section 12.5. Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as provided in Section 8.5 and Article XI, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.6. Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 12.7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 12.8. Counterparts. This instrument may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 12.9. WAIVER OF CONSUMER RIGHTS. BUYER HEREBY WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND ANY SIMILAR LAW IN ANY OTHER STATE TO THE EXTENT SUCH ACT OR SIMILAR LAW WOULD OTHERWISE APPLY. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER'S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

Section 12.10. Further Agreements Regarding the Joint Account. Without limiting its covenants and agreements regarding the Joint Account hereunder (including Sections 8.4(d), 10.2 and 11.9), if, under the terms and provisions of this Agreement, funds held in the Joint Account are required to be disbursed therefrom and paid to Buyer or Seller, as applicable (such payee, the "Required Payee"), (i) Buyer covenants and agrees that it will cause the Authorized Buyer Representative to execute such instructions and to take such other reasonable actions, in the name and on behalf Buyer, to implement the terms hereof and to cause such funds to be disbursed and paid to the Required Payee, and (ii) Seller covenants and agrees that it will cause the Authorized Seller Representative to execute such instructions and to take such other reasonable actions, in the name and on behalf Seller, to implement the terms hereof and to cause such funds to be disbursed and paid to the Required Payee.

    ARTICLE XIII
Definitions and References

Section 13.1. Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 13.1:

"AAA" means the American Arbitration Association.

"Authorized Buyer Representative" means any of (i) Michael E. Mercer or (ii) any other individual designated in a writing from Buyer to the Joint Account Holder and Seller.

"Authorized Seller Representative" means (i) Bill J. Walls or (ii) any other individual designated in a writing from Seller to the Joint Account Holder and Buyer.

"Affiliate" means any Person directly or indirectly controlling, controlled by or under common control with a Person.

"Agreement" means this Asset Purchase and Sale Agreement, as hereafter amended or modified in accordance with the terms hereof.

"Applicable Law" means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity, exclusive of Environmental Laws.

"Assumed Obligations" means (i) the obligation to (x) plug and abandon or remove and dispose of all wells, platforms, structures, flow lines, pipelines and other equipment, hits and holding ponds now or hereafter located on the Oil and Gas Properties, (y) cap and bury all flow lines and other pipelines now or hereafter located on the Oil and Gas Properties, and (z) remedy all Environmental Liabilities with respect to the Properties, including any actual or potential NORM contamination or chloride or other contamination of groundwater; (ii) all obligations and liabilities arising from or in connection with any Imbalances, whether before, on or after the Effective Date; and (iii) without limiting the foregoing, all costs, obligations, and liabilities that arise under or otherwise relate to the Properties, whether before, on or after the Effective Date; provided, that Assumed Obligations does not mean or include Seller's obligations and liabilities with respect to the Retained Obligations.

"Business Day" means a day other than a Saturday, Sunday or day on which commercial banks in the State of Texas are authorized or required to be closed for business.

"Code" means the Internal Revenue Code of 1986, or any comparable successor statute thereto, as amended.

"Confidentiality Agreement" means that certain Confidentiality Agreement by and between Seller and Buyer dated June 11, 2007.

"Dollars" or "$" means U.S. Dollars.

"Effective Date" means 7:00 a.m., local time at the location of the Properties, on July 1, 2007.

"Environmental Laws" means all national, state, municipal or local laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity pertaining to the protection of human health or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq. ("CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and any similar state or local statutes.

"Environmental Liabilities" means any and all damages (including any remedial, removal, response, abatement, clean-up, investigation and/or monitoring costs and associated legal costs) incurred or imposed (a) pursuant to any agreement order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or any other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or other Person pursuant to common law or statute and related to the use or release of Hazardous Materials.

"Existing Hedges" mean any Hedges affecting the Properties on the date hereof.

"Governing Documents" means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (i) in the instance of a corporation, the articles or incorporation and bylaws of such corporation, (ii) in the instance of a partnership, the partnership agreement, and (iii) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.

"Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau or instrumentality.

"Hazardous Materials" means (i) any substance or material that is listed, defined or otherwise designated as a "hazardous substance" under Section 101(14) of CERCLA, (ii) any petroleum or petroleum products, (iii) radioactive materials, urea formaldehyde, asbestos and PCBs and (iv) any other chemical substance or waste that is regulated by any Governmental Entity under any Environmental Law.

"Hedge" means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons.

"Hydrocarbons" means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.

"Imbalances" means gas production, pipeline, storage, processing or other imbalance attributable to substances produced from the Oil and Gas Properties.

"Joint Account" means one or more (as determined by Buyer and Seller) interest bearing accounts to be established and maintained with the Joint Account Holder, which account shall require the signatures of both (i) an Authorized Buyer Representative and (ii) an Authorized Seller Representative in order to transfer therefrom any of the funds held therein.

"Joint Account Holder" means (i) Bank of Texas, N.A., Houston, Texas, (ii) such other bank as shall be mutually agreed upon by Buyer and Seller in writing or (iii) any successor to the bank referenced in either clause (i) or clause (ii).

"Knowledge" of Seller (or similar references to Seller's knowledge) means all information of which either Bill J. Walls, Thomas C. Meneley, Donald P. Dotson, Sean P. Keenan and Donald A. Adams, the officers of Seller, or William Pilkington, field superintendent, has actual knowledge or should have as a result of the normal performance of such individual's duties and responsibilities as an officer or field superintendent (as applicable) in the ordinary course.

"Leases" means oil, gas or mineral leases, leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons and other minerals, contractual rights to acquire any such of the foregoing interest, which have been earned by performance, and fee mineral, royalty and overriding royalty interest, net profits interest, production payments and other interest payable out of Hydrocarbon production, in each case, in which Seller has an interest.

"Lien" means any claim, lien, mortgage, security interest, pledge, charge, option, right-of-way, easement, encroachment, or encumbrance of any kind.

"Net Revenue Interest" means an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to an Oil and Gas Property.

"Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

"Proceedings" means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

"Reasonable Best Efforts" means a party's reasonable best efforts in accordance with reasonable commercial practice.

"Retained Obligations" means Seller's obligations and liabilities (i) under the Senior Credit Facility or any amounts that may be due and owing Seller's officers, employees or owners, (ii) with respect to the Excluded Assets, (iii) with respect to the Rice Operating Company New Mexico Taxation and Revenue Department Tax Audit described in Section 4.6 of the Seller Disclosure Schedule for all periods prior to the Effective Date, (iv) with respect to the Cooper Lawsuit described in Section 4.6 of the Seller Disclosure Schedule and (v) with respect to royalties, taxes and contractual monetary obligations attributable to the Properties for all periods prior to the Effective Date.

"Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations under such Act.

"Seller Disclosure Schedule" shall mean a schedule delivered by Seller to Buyer on the date hereof which sets forth additional information regarding the representations and warranties of Seller contained herein and information called for hereby.

"Senior Credit Facility" means that certain credit facility dated December 15, 2005, by and between Seller and Bank Paribas.

"Senior Lender" means the lenders party to the Senior Credit Facility.

"Tax Returns" mean any return, report, statement, form or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Taxes.

"Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

"Transfer Taxes" shall mean any real property transfer, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges other than sales tax (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any governmental body in connection with the transaction contemplated by this Agreement, including without limitation, any payments made in lieu of such taxes or governmental charges which become payable in connection with the transaction contemplated by this Agreement.

"Working Interest" means the percentage of costs and expenses attributable to the maintenance, development and operation of an Oil and Gas Property.

Section 13.2. Certain Additional Defined Terms. In addition to such terms as are defined in the preamble to this Agreement and in Section 13.1, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Defined Term	Reference
Accounting Dispute	Section 2.3(c)
Accounting Referee	Section 2.3(c)
Adjusted Purchase Price	Section 2.1
Allocated Value	Section 8.1(c)(i)
Assignment	Section 9.1(f)
Basic Documents	Section 4.7
Buyer Hedge Period	Section 7.14(b)
Buyer's Environmental Consultant	Section 8.2(a)
Buyer's Environmental Review	Section 8.2(a)
Buyer's Losses	Section 11.2
Buyer's Title Review	Section 8.1(a)
Closing	Article III
Closing Date	Article III
Cure Period	Section 8.4(c)
Defect Dispute	Section 8.3
Defects Escrow	Section 8.4(c)
Defects Escrow Agent	Section 8.4(c)
Defects Escrow Agreement	Section 8.4(c)
Defensible Title	Section 8.1(d)(i)
Deposit	Section 2.4(c)
Environmental Defect	Section 8.2(e)(i)
Environmental Defect Notice	Section 8.2(c)
Environmental Defect Value	Section 8.2(e)(ii)
Environmental Information	Section 8.2(b)
Examination Period	Section 8.1(a)
Excluded Assets	Section 1.2
Indemnification Support Deposit	Section 11.9(a)
Indemnification Support Term	Section 11.9(b)
Indemnified Party	Section 11.5
Indemnifying Party	Section 11.5
Independent Expert	Section 8.3
Notice Period	Section 11.5
Oil and Gas Properties	Section 1.1
Permitted Encumbrances	Section 8.1(d)(ii)
Post-Closing Defect	Section 8.4(c)
Properties	Section 1.1
Purchase Price	Section 2.1
Remedies for Title Defects	Section 8.1(b)
Request Date	Section 2.3(c)
Required Payee	Section 12.11

Defined Term	Reference
Rules	Section 8.3
Scheduled Production Sales Contracts	Section 4.9
Seller's Losses	Section 11.3
Suspended Proceeds	Section 7.11
Survival Date	Section 11.2
Title Defect	Section 8.1(d)(iii)
Title Defect Amount	Section 8.1(c)
Title Defect Notice	Section 8.1(b)
Title Defect Property	Section 8.1(b)

Section 13.3. References, Titles and Construction.

(a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(f) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(g) The word "or" is not intended to be exclusive and the word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions.

(h) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

(i) All references herein to "$" or "dollars" shall refer to U.S. Dollars.

(j) Exhibits I, 1.2, 8.1(c) and 9.1(f) are attached hereto. Seller covenants and agrees to furnish Buyer Exhibit II to this Agreement (in a form reasonably acceptable to Buyer) within five Business Days after the date hereof. Each such Exhibit is incorporated herein by reference for all purposes and references to this Agreement shall also include such Exhibit unless the context in which used shall otherwise require.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:

PLANTATION OPERATING, LLC

By:	/s/ Thomas C. Meneley
Name:	Thomas C. Meneley
Title:	President

and

By:	/s/ Bill J. Walls
Name:	Bill J. Walls
Title:	CEO and Secretary

BUYER:

EV PROPERTIES, L.P.,
a Delaware limited partnership

By:	EV Properties GP, LLC,
Its general partner

By:	EV Energy Partners, L.P.,
Its sole member

By:	EV Energy GP, L.P.,
Its general partner

By:	EV Management, LLC,
Its general partner

By:	/s/ Kathryn S. McAskie
Name:	Kathryn S. McAskie
Title:	Senior Vice President of Acquisitions And Divestitures

SIGNATURE PAGE TO ASSET PURCHASE AND SALE AGREEMENT

EXHIBIT I

EXHIBIT 1.2

EXHIBIT 8.1(c)

EXHIBIT 9.1(f)
FORM OF ASSIGNMENT

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

ASSIGNMENT AND BILL OF SALE

Plantation Petroleum Operating, LLC (herein called "Grantor"), for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledge), does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER, AND DELIVER unto _____________ (herein called "Grantee"), whose address is __________________________, the following described properties, rights and interests:

(a) All rights, titles and interest of Grantor in and to oil, gas and/or mineral leases described on Exhibit A hereto (and any ratifications and/or amendments to such leases, whether or not such ratifications or amendments are described on such Exhibit A), insofar as such leases (and such ratifications and amendments) cover the lands and depths described on Exhibit A; and

(b) All other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Assignor in and to the oil, gas and other minerals in and under or that may be produced from the lands described in Exhibit A hereto or described in any of the Leases described on such Exhibit A (including interests in Leases, overriding royalties, production payments and net profits interests in such lands or such Leases, and fee mineral interests, fee royalty interests and other interests in so far as they cover such lands), even though Assignor's interest therein may be incorrectly described in, or omitted from, such Exhibit A;

(c) All rights, titles and interests of Grantor in and to, or otherwise derived from, all presently existing and valid oil, gas or mineral unitization, pooling, or communitization agreements, declarations and/or orders and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to the properties described in paragraphs (a) and (b) above; and

(d) All rights, titles and interests of Grantor in and to all presently existing and valid production sales (and sales related) contracts, operating agreements, and other agreements and contracts which relate to any of the properties described in paragraphs (a), (b) and (c) above, or which relate to the exploration, development, operation, or maintenance thereof or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto); and

(e) All rights, titles and interests of Grantor in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment), and all easements, rights-of-way, surface leases and other surface rights, all permits and licenses, and all other appurtenances being used or held for use in connection with, or otherwise related to, the exploration, development, operation or maintenance of any of the properties described in paragraphs (a), (b), (c) and (d) above, or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto);

(f) All of Grantor's lease files, abstracts and title opinions, production records, well files, and accounting records (but not including general financial and accounting records attributable to Grantor or Grantor's business) seismic records and surveys, gravity maps, electric logs, geological or geophysical data and records, and other files , documents and records of every kind and description which relate to the properties described above; and

(g) All rights, titles and interest of Grantor in and to that certain office building and premises located in Jal, New Mexico as more particularly described in Exhibit B hereto and all furniture and equipment located thereat, including computers, telephone equipment and other similar items of tangible personal property.

(h) The properties, rights and interests specified in the foregoing paragraphs (a), (b), (c), (d), (e), (f) and (g) exclusive of the properties, rights and interests excluded below, are herein sometimes collectively called the "Subject Properties."

(i) The Subject Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Grantor, all other assets, properties, and business of Grantor, including the following:

(1) All trade credits attributable to the Subject Properties with respect to all periods prior to the Effective Date (as hereinafter defined);

(2) All of Grantor's right, title, and interest in any oil, gas, or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests in oil, gas, and other minerals not expressly included in Subject Properties and all oil, gas or other hydrocarbon production from or attributable to the Subject Properties with respect to all periods prior to the Effective Date, all proceeds attributable thereto, and all hydrocarbons that, at the Effective Date, are owned by Grantor and are in storage or within processing plants;

(3) Any refund of costs, taxes or expenses borne by Grantor or Grantor's predecessors in title attributable to periods prior to the Effective Date;

(4) Any and all proceeds from the settlements of contract disputes with purchasers of hydrocarbons from the Subject Properties, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Date;

(5) Any and all proceeds from settlements with regard to reclassification of gas produced from the Subject Properties, insofar as said proceeds are attributable to periods of time prior to the Effective Date;

(6) All claims (including insurance claims) and causes of action of Grantor against one or more third parties arising from acts, omission or events occurring prior to the Effective Date and all claims under any joint interest audit attributable to any period prior to the Effective Date;

(7) All limited liability company, financial, tax and legal (other than title) books and records of Grantor;

(8) Any geological, geophysical or seismic data, materials or information, including maps, interpretations records or other technical information related to or based upon any such data, materials or information, and any other asset, data, materials or information, the transfer of which is restricted or prohibited under the terms of any third party license, confidentiality agreement or other agreement or the transfer of which would require the payment of a fee or other consideration to any third party;

(9) All leases for office premises in The Woodlands, Texas used by Grantor, and all furniture, fixtures and equipment located thereat, including computers, telephone equipment and other similar items of tangible personal property;

(10) All of Grantor's accounting or other administrative systems, computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(11) All documents and instruments of Grantor that may be protected by an attorney-client privilege (exclusive of title opinions in respect of the Subject Properties);

(12) All of the other assets described on Exhibit 1.2, together with any rights, liabilities, or obligations associated with such assets;

(13) All hedging transactions affecting the Subject Properties as of the date of the Purchase Agreement (as hereinafter defined) and any gains or losses attributable thereto; and

(14) All (i) correspondence or other documents or instruments of Grantor relating to the transactions contemplated hereby, (ii) lists of other prospective purchasers of Grantor or the Subject Properties compiled by Grantor, (iii) bids submitted to Grantor by other prospective purchasers of Grantor or the Subject Properties, (iv) analyses by Grantor or any Affiliates thereof submitted by other prospective purchasers of Grantor or the Subject Properties, and (v) correspondence between or among Grantor or its affiliates or their respective representatives with respect to, or with, any other prospective purchasers of Grantor or the Subject Properties.

(j) This Assignment shall become effective at 7:00 a.m., local time, at the location of the Subject Properties, on July 1, 2007, referred to in this Assignment as the "Effective Date".

TO HAVE AND TO HOLD the Subject Properties unto Grantee, and its successors and assigns, forever.

GRANTOR AGREES TO WARRANT AND FOREVER DEFEND TITLE TO THE SUBJECT PROPERTIES UNTO GRANTEE AND ITS SUCCESSORS AND ASSIGNS, AGAINST THE CLAIMS AND DEMANDS OF ALL PERSONS CLAIMING, OR TO CLAIM THE SAME, OR ANY PART THEREOF BY, THROUGH OR UNDER GRANTOR, BUT NOT OTHERWISE. THE EXPRESS WARRANTY OF TITLE SET FORTH ABOVE IS EXCLUSIVE, AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND GRANTOR EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, THE SUBJECT PROPERTIES ARE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. GRANTEE HAS INSPECTED, OR WAIVED GRANTEE'S RIGHT TO INSPECT, THE SUBJECT PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM"). GRANTEE IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE SUBJECT PROPERTIES, AND GRANTEE SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. ALSO WITHOUT LIMITATION OF THE FOREGOING, GRANTOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO GRANTEE IN CONNECTION WITH THIS ASSIGNMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE SUBJECT PROPERTIES OR THE ABILITY OR POTENTIAL OF THE SUBJECT PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE SUBJECT PROPERTIES OR ANY OTHER MATTERS CONTAINED IN THE MATERIALS FURNISHED OR MADE AVAILABLE TO GRANTEE BY GRANTOR OR BY GRANTOR'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY GRANTOR OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO GRANTEE ARE PROVIDED AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST GRANTOR AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT GRANTEE'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

By acceptance of this Assignment, Grantee has agreed (i) to assume, and to timely pay and perform, certain duties, obligations and liabilities relating to the ownership and/or operation of the Subject Properties regardless of whether the same accrued or otherwise arose before or after the effective date hereof and (ii) to indemnify and hold Grantor, its affiliates, and its and their respective directors, officers, employees, attorneys, contractors and agents harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys' fees) of any kind or character arising out of or otherwise relating to said assumed obligations as more particularly described in the Purchase Agreement.

This Assignment is made subject to that certain Agreement of Sale and Purchase between Grantor and Grantee dated July ____, 2007 (the "Purchase Agreement"). Such Agreement contains certain representations, warranties, covenants, indemnities and agreements between the parties, some of which may survive the delivery of this Assignment, as more particular provided for therein, but third parties may conclusively rely on this Assignment to vest title to the Subject Properties in Grantee.

Grantor agrees to execute and deliver to Grantee, from time to time, such other and additional instruments, notices, division orders, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Grantee the Subject Properties.

This Assignment is being executed in several counterparts all of which are identical, except that, to facilitate recordation, certain counterparts hereof may contain only that portion of Exhibit A which contains specific descriptions of properties located in the recording jurisdiction in which the particular counterpart is to be recorded. All of such counterparts together shall constitute one and the same instrument. Complete copies of this Assignment containing the entire Exhibit A have been recorded in   County,   and retained by Grantor and Grantee.

IN WITNESS WHEREOF this Assignment has been executed by the parties hereto on the dates of their respective acknowledgments effective as to runs of oil and deliveries of gas, and for all other purposes, as of 7:00 a.m. local time at the locations of the Subject Properties, respectively, on July 1, 2007.

"GRANTOR"

PLANTATION OPERATING, LLC

By:
Name:
Title:

"GRANTEE"

By:
Name:
Title:

[acknowledgments]